EXHIBIT 10.1

GENERAL RELEASE AGREEMENT

1.I acknowledge that I voluntarily resigned my employment with Ring Energy, Inc. (“Ring”) on September 12, 2025 (the “Separation Date”) and I have received all wages to which I am entitled. Effective on the Separation Date, I have resigned or have been removed from any and all offices and committees or other capacities I may have held with Ring or any of the other Ring Parties (as defined in Paragraph 3, below).

2.I understand that I am eligible to receive from Ring the following “Special Separation Benefit”: (a) a gross lump-sum payment of $1,021,688.36, which is equivalent to the sum of (i) my base salary at the highest rate in effect at any time during the 36-month period immediately preceding the Separation Date, (ii) the amount of my most recent annual incentive payment amount, and (iii) my pro rata current target annual incentive payment amount, subject to all withholdings and payroll deductions as required by law (the “Severance Payment”); (b) full vesting on the Separation Date of all stock incentive awards (listed in Exhibit A) held by me at the greater of target or actual performance with immediate exercisability and the removal of all restrictions (other than as may be required under applicable securities laws) (the “Restricted Shares”); (c) payment for 80 hours of accrued vacation time; and (d) I timely elect to continue my group health insurance coverage under COBRA after the Separation Date, payment by Ring of the premiums for such coverage for up to 18 months. I represent and warrant that I will comply with my duties as an departing Section 16 Officer, included, but not limited to, Section 16(b) obligations, Form 4 filings and compliance with insider trading/tipping requirements.

3.In exchange for the Special Separation Benefit, I release, acquit, and forever discharge
(a) Ring, (b) any parent, subsidiary, or affiliate of Ring, (c) any current or former officer, stockholder, member, director, partner, agent, manager, employee, representative, insurer, or attorney of the entities described in (a) or (b), (d) any employee benefit plan sponsored or administered by any person or entity described in (a), (b), or (c), and (e) any successor or assign of any person or entity described in (a), (b), (c), or (d) (collectively, the “Ring Parties”) from, and waive to the maximum extent permitted by applicable law, any and all claims, liabilities, demands, and causes of action of whatever character, whether known or unknown, fixed or contingent, or vicarious, derivative, or direct, that I may have or claim against Ring or any of the other Ring Parties. I understand that this general release includes, but is not limited to, any and all claims arising under federal, state, or local laws prohibiting employment discrimination, including the Age Discrimination in Employment Act, or other claims growing out of, resulting from, or connected in any way with my employment with Ring or the ending of my employment with Ring. I understand that this Agreement does not waive any rights or claims against Ring or any of the other Ring Parties that may arise after the date I sign it. I further understand that nothing in this Agreement waives any benefits to which I have a vested entitlement under the terms of the applicable employee benefit plans established by Ring or any of the other Ring Parties.

/s/ TTT (Initial)

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4.I understand that I may accept the terms of this Agreement by initialing each page in the bottom-right corner, signing and dating the last page, and returning all pages to Phillip Feiner, Senior Vice President, General Counsel & Corporate Secretary, by email at [REDACTED] no later than October 3, 2025, which I acknowledge is at least 21 days from the date I received this Agreement. I further understand that if I am unable to email the signed Agreement, I may mail it to Phillip Feiner at 1725 Hughes Landing Boulevard, Suite 900, The Woodlands, Texas 77380, so long as it is postmarked no later than October 3, 2025. I represent and warrant that, except for modifications expressly agreed to by Ring, I have not modified this Agreement as it was originally presented to me, and that any modifications to this Agreement, whether material or immaterial, made by Ring and me after it was originally presented to me do not extend or restart the period for me to consider and accept this Agreement.

5.I understand that the terms of this Agreement will become effective and enforceable on the eighth day after I sign it (the “Effective Date”), unless before then I revoke my acceptance in writing and deliver my written revocation to Phillip Feiner by email at [REDACTED] or at the address above, in which case I will not be entitled to receive the Special Separation Benefit. I further understand that Ring will pay the Severance Payment no later than ten business days after this Agreement becomes effective and enforceable. I acknowledge and agree that Ring has no legal obligation to provide the Special Separation Benefit to me. Signing this Agreement constitutes my agreement to all terms and conditions set forth in it and is in consideration of Ring’s agreement to provide the Special Separation Benefit.

6.I acknowledge and agree that I forever waive the right to participate in any class or collective action against Ring or any of the other Ring Parties with respect to any claim or cause of action arising from my employment with Ring or the ending of my employment with Ring. I further acknowledge and agree that I forever waive any right to recover, and I will not request or accept, anything of value from Ring or any of the other Ring Parties arising out of or connected in any way with my employment with Ring, the ending of my employment with Ring, the employment practices of Ring, or any other act, conduct, or omission of Ring or any of the other Ring Parties, other than the Special Separation Benefit, whether sought directly by me or by any government agency, individuals, or group of individuals on my behalf. Notwithstanding the foregoing, I understand that this Agreement does not limit my right to receive an award for information I provide to a government agency.

7.I irrevocably waive the right to trial by jury with respect to any claim or cause of action against Ring or any of the other Ring Parties arising from my employment with Ring, the ending of my employment with Ring, or this Agreement (either for alleged breach or enforcement). I understand that Ring likewise agrees to waive the right to trial by jury.

8.In further consideration of the Special Separation Benefit, I agree not to make to any other person or entity any statement (whether oral, written, electronic, anonymous, on the

/s/ TTT (Initial)

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Internet, through social media, or otherwise) that directly or indirectly impugns the quality or integrity of Ring’s or any of the other Ring Parties’ business or employment practices, or any other disparaging or derogatory remarks about Ring or any of the other Ring Parties.

9.I knowingly, voluntarily, and intelligently waive any free-speech, free-petition, free- association, free-press, or other U.S. or state constitutional rights I may have to make any statements prohibited under this Agreement. I further irrevocably waive the right to file a motion to dismiss or pursue any other relief under the Texas Citizens Participation Act or any similar state law governing strategic lawsuits against public participation in connection with any claim or cause of action filed against me by Ring or any of the other Ring Parties arising from my alleged breach of this Agreement.

10.In further consideration of the Special Separation Benefit, and without further compensation, I agree to cooperate fully and completely with Ring and any of the other Ring Parties with respect to matters on which I worked during my employment and to assist with pending or future investigations, proceedings, or litigation, public or private, involving Ring or any of the other Ring Parties on matters about which I have personal knowledge. This obligation includes my promptly meeting with representatives of Ring or the other Ring Parties, either personally, by video, or by telephone, at reasonable times upon their request and without unreasonable interference with my employment or personal activities, and providing information and, where applicable, testimony, that is truthful, accurate, and complete, according to information known to me.

11.I confirm that I have returned to Ring all of its or any of the other Ring Parties’ property, including passwords for any protected files or folders, and further agree to deliver immediately to Ring any such additional items that I may later discover in my possession.

12.I agree and understand that, as of the Separation Date, I am no longer authorized to log in to, access, or otherwise use Ring’s computer systems, network, or Internet domain, and that any such login or attempt to log in, access, or use is unauthorized. I further agree not to make, attempt, or assist (directly or indirectly) anyone else with respect to any such unauthorized login, access, or use of Ring’s computer systems, network, or Internet domain.

13.I acknowledge that all documents, data, and information (in any form) concerning the business and operations of Ring or any of the other Ring Parties to which I had access during my employment with Ring, including any information furnished to Ring by a third-party pursuant to a nondisclosure agreement, (“Confidential Information”) are confidential and may not be disseminated or disclosed by me to any other party, except as may be authorized in writing by Ring or as provided in Paragraph 14 of this Agreement. In the event I am served with a subpoena or other legal process or it appears that I will be compelled by law or judicial process to disclose Confidential Information, I agree to immediately notify Phillip Feiner by email at [REDACTED]. Notwithstanding the foregoing, I understand that I am not required

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to notify Ring that I have been served a subpoena or otherwise compelled by law or judicial process to disclose Confidential Information as part of any governmental investigation.

14.PERMITTED ACTIVITIES: I understand that nothing in this Agreement (or any Ring policy or procedure) is intended to, or does, limit, interfere with, or prohibit me from (a) contacting, reporting to, communicating with, responding truthfully to an inquiry from, providing truthful information to, voluntarily filing a charge or complaint with, cooperating with, or otherwise testifying or participating in any investigation, hearing, or other proceeding conducted by or before any federal or state law enforcement, governmental, or regulatory agency or body (such as the U.S. Department of Justice, the Securities and Exchange Commission, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, the U.S. Department of Labor, and the National Labor Relations Board) regarding possible or alleged violations of law or unlawful acts in the workplace or pursuant to applicable whistleblower statutes, or assisting another in taking any of those actions, and doing so in each instance without prior notice to or authorization from Ring, (b) providing information to my attorney (if any), (c) making statements or disclosures regarding any sexual-assault or sexual-harassment dispute in compliance with the Speak Out Act or disclosing an act of sexual abuse or facts related to an act of sexual abuse as authorized by Trey’s Law, (d) making statements under oath or giving truthful testimony as required by law or valid legal process, such as by a subpoena or court order, in any legal or regulatory proceeding, (e) disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law, or in a document filed under seal in a lawsuit or other proceeding, and I cannot be held criminally or civilly liable under any federal or state trade secret law for such a disclosure, or (f) engaging in any other legally protected activity.

15.In further consideration of my promises set out in this Agreement, I understand that Ring agrees to verify in response to inquiries from prospective employers only my dates of employment and job title with Ring. In consideration for that agreement, I agree to advise all prospective employers to direct any requests for information concerning my employment with Ring to Julie A. Sandlin, Executive Assistant/Office Manager, at the address above, by telephone to [REDACTED], or by email at [REDACTED].

16.I acknowledge that offering me the Special Separation Benefit is not an admission by Ring or the other Ring Parties of any wrongdoing, and in fact Ring and the other Ring Parties specifically deny any wrongdoing.

17.Ring and I intend that the Special Separation Benefit be exempt from section 409A of the Internal Revenue Code and agree that this Agreement will be interpreted and administered in a manner consistent with that intent.

/s/ TTT (Initial)

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18.I acknowledge and agree that should I breach any of my promises in this Agreement, Ring will have no obligation to pay any outstanding portion of the Special Separation Benefit, be entitled to immediate repayment of any portion of the Special Separation Benefit already paid, and be entitled to enforce the breached provisions by seeking injunctive relief, if applicable, in addition to recovering any monetary damages, including costs and attorney’s fees, Ring may sustain as a result of my breach; but that all other provisions of this Agreement will remain in full force and effect.

19.I agree that if, for any reason, a court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, Ring and I intend that (a) the court consider such provision separate, distinct, and severable from the remaining provisions of this Agreement and reform such provision to the extent necessary to make it enforceable to the maximum extent permitted by law, (b) the invalid or unenforceable provision will not affect the validity or enforceability of any remaining provisions, and (c) the court enforce the balance of this Agreement to the fullest extent permitted by applicable law.

20.I acknowledge that (a) I have read this Agreement, (b) by this paragraph, Ring specifically has advised me to consult an attorney and I have had the opportunity to consult an attorney, (c) I received this Agreement on September 12, 2025, and I have had at least 21 days to consider and fully understand the meaning and effect of my action in signing this Agreement,
(d) my signing of this Agreement is knowing, voluntary, and based solely on my own judgment in consultation with my attorney, if any, and (e) I am not relying on any written or oral statement or promise other than as set out in this Agreement.

21.This Agreement contains and constitutes the entire understanding and agreement between Ring and me with respect to its subject matter and may not be released, discharged, abandoned, supplemented, changed, or modified in any manner except by a writing of concurrent or subsequent date signed by both an authorized Ring official and me. This Agreement is governed by and construed in accordance with the laws of the State of Texas without regard to its rules regarding conflict of laws. Exclusive venue for purposes of any dispute, controversy, claim, or cause of action between me and Ring or any of the other Ring parties concerning, arising out of, or related to this Agreement or my employment with Ring or the ending of my employment with Ring is in any state or federal court of competent jurisdiction presiding over Montgomery County, Texas. Nothing in this Agreement, however, precludes either Ring or me from seeking to remove a civil action from any state court to federal court.

AGREED:

/s/ Travis Thomas                            October 2, 2025
Travis Thomas    Date

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Exhibit A

The following table lists all stock incentive awards that will become fully vested on the Effective Date:

Grant Number	Grant Date	Outstanding Shares
1279-TSR	02/16/2023	67,567
1279	02/16/2023	67,568
1274	02.16.2023	30,030
1349	02/13/2024	84,084
1425-TSR	04/30/2024	94,594
1425	04/30/2024	94,595
1510	02/12/2025	180,488
1519	04/29/2025	112,788
1519-TSR	04/29/2025	112,788

/s/ TTT (Initial)